Exhibit 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES SECOND QUARTER 2007 UNAUDITED EARNINGS
AND CONFERENCE CALL

J.B. Poindexter & Co., Inc., which owns and operates primarily transportation related manufacturing businesses including Morgan Corporation, Morgan Olson Corporation, Truck Accessories Group, Inc., and its Specialty Manufacturing Division released unaudited revenues and earnings for the three month and year to date period ended June 30, 2007.  The summarized unaudited results from continuing operations were as follows (in thousands):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
		(Restated)		(Restated)
Net Sales	$229,743	$226,046	$442,897	$411,587
Operating Income	13,529	14,289	21,514	18,441

EBITDA Calculation:
Operating Income	$13,529	$14,289	$21,514	$18,441
Add: Depreciation and amortization	3,442	2,988	6,637	5,761
EBITDA(1)	$16,971	$17,277	$28,151	$24,202

We have restated the results of operations for the first quarter of 2007, the year ended December 31, 2006 and the interim periods included therein as a result of an error in the reported value of our inventory at Morgan Olson as of March 31, 2007, December 31, 2006 and the interim periods included therein.  The error was due to a failure to perform an adequate reconciliation of inventory to the accounting records and resulted from inadequate procedures and unreliable inventory tracking systems.  We believe that these weaknesses have been corrected through the implementation of a new information system and improved procedures.

Morgan Olson’s inventory was reduced in value by approximately $0.4 million as of March 31, 2007 and by approximately $1.1 million as of December 31, 2006.  The correction to the value of inventory reduced reported operating income by approximately $0.4 million for the quarter ended March 31, 2007 and by approximately $1.1 million for the year ended December 31, 2006.  The amounts related to the restatement and the results of operations for the quarter ended June 30, 2007 have not yet been reviewed by our independent accountants.

Additional information including our estimate of the restated results of operations for each of the four quarters ended December 31, 2006 is available in our report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2007.  We remain in compliance with the terms of our senior note indenture and revolving credit agreement.  We will report this matter in our Item 4 disclosure in our Form 10-Q filing as a material weakness in our internal controls over financial reporting as discovered in the preparation of our June 30, 2007 Form 10-Q filing.  We will restate our financial statements and submit revised forms 10-Q and 10-K for the year and four quarters ended December 31, 2006 and the quarter ended March 31, 2007.

Conference call: We will conduct a conference call at 10:00a.m. E.D.T. on Wednesday August 8, 2007 to discuss our operating performance for the quarter and year to date period ended June 30, 2007.  The conference call will be open to the public and questions entertained at the conclusion of the Company’s remarks.  The conference call can be accessed from the United States and Canada by dialing 800-374-0412 (international callers dial 706-679-0429) and the conference code 12099795.  A replay of the call will be available for two weeks after the call and may be accessed by calling 800-642-1687 (international callers 706-645-9291), access code 12099795.

About our Business.  J.B. Poindexter & Co., Inc. is a leading manufacturer of class 5-7 truck bodies and step vans through its Morgan and Morgan Olson businesses and is a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary.  Through its subsidiaries that comprise its Specialty Manufacturing Division, the Company manufactures funeral coaches, limousines, buses, plastics based packaging materials and provides precision machining services.

(1) “EBITDA” is net income from continuing operations increased by the sum of interest expense, income taxes, depreciation and amortization and other non-cash items for those operations defined as restricted subsidiaries in the indenture pertaining to our 8.75% Notes outstanding.  EBITDA is not included herein as operating data and should not be construed as an alternative to operating income (determined in accordance with accounting principles generally accepted in the United States) as an indicator of the Company’s operating performance.  The Company has reported EBITDA because it is relevant for determining compliance under the Indenture and because the Company understands that it is one measure used by certain investors to analyze the Company’s operating cash flow and historical ability to service its indebtedness.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com.

Contact:   Robert S. Whatley, Vice President Finance of J.B. Poindexter & Co., Inc., 713-655-9800